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EXHIBIT 99.1

TUESDAY APRIL 16, 8:31 AM EASTERN TIME

PRESS RELEASE

SOURCE: KANAKARIS WIRELESS

KANAKARIS WIRELESS ACQUIRES BUSINESS OF FAST FORWARD MARKETING, A MULTI-MILLION DOLLAR VIDEO DISTRIBUTOR

NEWPORT BEACH, Calif.--(BUSINESS WIRE)--April 16, 2002--Kanakaris Wireless (OTCBB:KKRW - news), a leading provider since 1995 of online motion pictures and entertainment, announced today that is has acquired the business of Fast Forward Marketing Inc. ("FFM"), a subsidiary of Intervisual Books, Inc. FFM distributes video products for major motion picture studios and independent producers. FFM has access to titles on subjects ranging from blockbuster studio releases to physical fitness and children's products. FFM also sells to and services the direct-mail catalog industry. In its last fiscal year, FFM achieved in excess of $4 million in revenues from its distribution business.

"With this acquisition, Kanakaris Wireless now has a multi-million dollar per year revenue-generating `Mortar' division which is supplied by major motion picture studios as well as independent producers and provides video and DVD entertainment products to major national retail customers. The synergy with our Cyber operations is both strong and immediate, as we plan to establish both consumer and business commerce web sites for FFM, and release many of our online movie titles in videos and DVDs which will be sold in retail outlets as well as online," stated CEO Alex Kanakaris.

Kanakaris Wireless has opened an additional office in Santa Monica, California, and has named Paul Espinoza Director of Operations of the FFM business. Mr. Espinoza managed direct mail and Internet commerce video businesses and was involved in retail merchandising and operations for J.C. Penny Corp. for over 20 years. John McKay, a longtime director and webmaster of Kanakaris Wireless, was promoted to Director of eCommerce of both Kanakaris Wireless and FFM.

ABOUT KANAKARIS WIRELESS

Kanakaris Wireless delivered the first online motion picture in 1995. Hundreds of movies are available on-demand at www.CinemaPop.com. 24/7 TV style program delivery appears at www.AK.TV. To watch AK.TV go to www.AK.TV with any Internet enabled device. For email management services email info@kanakaris.com. For shareholder relations or to arrange news coverage contact Colby Marceau 949/716-9397. For more information on CinemaWEAR System 6 email info@kanakaris.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995. The statements made in this press release which are not historical facts contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement. Historical financial statements are subject to completion of audit.

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Contact:

         Kanakaris Wireless

         Colby Marceau, 949/716-9397